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                                                                    EXHIBIT 99.1

                  Syntel Reports Results for Third Quarter 2004

Quarterly Highlights:

    -    Revenue of $46.6M
    -    Gross margin of 42.0%
    -    EPS of $0.29 per diluted share
    -    Cash and Short-term investments of $156.4M


TROY, Mich. -- Oct. 27, 2004--Syntel, Inc., a global information technology services firm, today announced financial results for the third quarter ended Sept. 30, 2004.

Syntel's total revenue for the third quarter was $46.6 million, compared to $44.1 million in the prior-year period and $45.8 million in the second quarter of 2004. The gross margin was 42.0 percent in the third quarter of 2004, compared to 41.6 percent in the prior-year period and 42.8 percent in the second quarter of 2004. Global utilization levels were 76 percent in the third quarter, as compared to 81 percent in the prior-year quarter as hiring and training of key employees continued.

During the third quarter, Syntel's core focus area of Applications Outsourcing accounted for 78.8 percent of total revenue, with e-Business contributing 13.2 percent, Team Sourcing at 7.1 percent and Business Process Outsourcing (BPO) at
0.9 percent.

"Syntel made progress in the third quarter in terms of our billable headcount growth, offshore delivery mix, and we set a record for the largest quarterly contribution by Applications Outsourcing, our key focus area," said Bharat Desai, Syntel Chairman and CEO. "In addition, we've completed a new 400-seat BPO facility in Mumbai and have made solid progress on our 40-acre technology campus in Pune."

The Company's Selling, General and Administrative (SG&A) expenses were 19.0 percent in the third quarter of 2004, compared to 12.2 percent in the prior-year period and 19.2 percent in the second quarter of 2004. As previously reported, the Company had reversed accruals during the third quarter of 2003 related to the settlement of litigation and successful collection of overdue debts.

Syntel's income from operations was 23.0 percent in the third quarter, compared to 29.5 percent in the prior-year period and 23.5 percent in the second quarter of 2004.

Syntel's income tax rate was a negative 3.5 percent in the third quarter of 2004, compared to 21.2 percent in the prior-year period and 15.6 percent in the second quarter of 2004. The Company makes provisions for tax contingencies based on management's estimates. The provision no longer required for any particular tax year, is credited to the current period's income tax expenses. During the third quarter of 2004, income tax expenses were reduced by $2.3 million for tax provisions no longer required, which had a positive impact of $0.06 on EPS. The income tax rate in the third quarter of 2004, without adjusting the above-mentioned reversal was 16.2 percent.

Net income for the third quarter was $11.9 million or $0.29 per diluted share, compared to $10.8 million or $0.26 per diluted share in the prior-year period, and $9.4 million or $0.23 per diluted share in the second quarter of 2004.



                                                                Cont'd on Page 2

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During the third quarter of 2004, Syntel added two new corporate clients to its roster and launched 85 new engagements. At the end of the third quarter, Syntel's "hunting licenses" or preferred partnership agreements with Global 2000 corporations totaled 60.

Global headcount grew to 4,317 in the third quarter of 2004, compared to 4,054 in the second quarter of 2004. Billable headcount in the current quarter was 2,939. Utilization during the third quarter was 97 percent domestically and 65 percent offshore.

"Syntel's financial position and cash generation remain very strong," said Keshav Murugesh, Syntel COO and CFO. "We ended the third quarter with $156.4 million in cash and short-term investments and the Company remains debt-free."

UPDATED OUTLOOK

While Syntel is making progress in adding new corporate clients, enhancing infrastructure and investing in sales & marketing activities, the timing of the revenue ramp continues to present a challenge. Based on the third quarter financial performance, the Company now expects revenue in the range of $182.5M to $185.0M and EPS between $0.94 to $0.98 for the full year 2004.

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its third quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering "141637" from 1:00 p.m. on October 27, 2004 until midnight on November 4, 2004. International callers may dial (706) 645-9291 and enter the same passcode.

Balance sheet and income statement to follow.

ABOUT SYNTEL
Syntel (SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 4,300 employees worldwide, is assessed at Level 5 of the SEI's CMM and is ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION
This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 12, 2004. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.




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                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               3 MONTHS                          9 MONTHS
                                                                             ENDED SEPT 30                     ENDED SEPT 30
                                                                      ---------------------------        --------------------------
                                                                         2004             2003             2004             2003
                                                                         ----             ----             ----             ----
Net revenues                                                          $  46,602         $  44,105        $ 137,537        $ 132,098
Cost of revenues                                                         27,014            25,738           79,333           74,974
                                                                      ---------         ---------        ---------        ---------
Gross profit                                                             19,588            18,367           58,204           57,124

Selling, general and administrative expenses                              8,850             5,371           26,511           19,769
                                                                      ---------         ---------        ---------        ---------
Income from operations                                                   10,738            12,996           31,693           37,355

Other income, principally interest                                          753               632            2,106            2,092
                                                                      ---------         ---------        ---------        ---------

Income before income taxes                                               11,491            13,628           33,799           39,447

Provision for / (benefit from) income taxes                                (402)            2,884            3,179           10,052
                                                                      ---------         ---------        ---------        ---------

Income before income /(loss) from equity investment                      11,893            10,744           30,620           29,395

Income / (loss) from equity investment                                        0                13                0              (34)
                                                                      ---------         ---------        ---------        ---------

Net income                                                            $  11,893         $  10,757        $  30,620        $  29,361
                                                                      =========         =========        =========        =========

                                                                      $    0.06         $    1.31        $    0.18        $    1.31
Dividend per share

EARNINGS PER SHARE:
 Basic                                                                $    0.30         $    0.27        $    0.76        $    0.74
 Diluted                                                              $    0.29         $    0.26        $    0.76        $    0.72

 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :

 Basic                                                                   40,236            39,718           40,205           39,478

 Diluted                                                                 40,335            40,975           40,486           40,634




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                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                   SEPTEMBER, 30          DECEMBER 31,
                                                                                       2004                   2003
                                                                                       -----                  ----

                                     ASSETS

Current assets:
 Cash and cash equivalents                                                           $106,292               $102,854
 Short term investments                                                                50,069                 33,982
 Accounts receivable, net of allowances of $799 and $809
 at September 30, 2004 and December 31, 2003, respectively                             28,787                 25,197

 Revenue earned in excess of billings                                                   5,139                  6,324
 Deferred income taxes and other current assets                                         6,012                  5,642
                                                                                     -------------------------------

      Total current assets                                                            196,299                173,999

Property and equipment                                                                 33,142                 25,617
 Less  accumulated depreciation                                                        20,090                 18,502
                                                                                     -------------------------------

      Property and equipment, net                                                      13,052                  7,115

Goodwill                                                                                  906                    906

Deferred income taxes and other noncurrent assets                                       2,341                  3,178
                                                                                     -------------------------------

                                                                                     $212,598               $185,198
                                                                                     ===============================

                                  LIABILITIES

Current liabilities:
 Accrued payroll and related costs                                                   $ 13,089               $ 11,851
 Income taxes payable                                                                   5,926                  6,507
 Accounts payable and other current liabilities                                        10,161                  9,255
 Deferred revenue                                                                       4,910                  4,179

                                                                                     --------------------------------
      Total liabilities                                                                34,086                 31,792

                              SHAREHOLDERS' EQUITY


Total shareholders' equity                                                            178,512                153,406
                                                                                     -------------------------------

Total liabilities and shareholders' equity                                           $212,598               $185,198
                                                                                     ===============================


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